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                                                                       EXHIBIT 5

                                          July   , 1999

R.J. Reynolds Tobacco Holdings, Inc.
R.J. Reynolds Tobacco Company
401 North Main Street
Winston-Salem, North Carolina 27102

Ladies and Gentlemen:

    We have acted as special counsel to R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (the "Company") and R. J. Reynolds Tobacco Company, a New Jersey corporation (the "Guarantor"), in connection with the Company's offer (the "Exchange Offer") to exchange its 7 3/8% Series B Notes due 2003 for any and all of its outstanding 7 3/8% Notes due 2003, its 7 3/4% Series B Notes due 2006 for any and all of its outstanding 7 3/4% Notes due 2006 and its 7 7/8% Series B Notes due 2009 for any and all of its outstanding 7 7/8% Notes due 2009. The Company's outstanding 7 3/8% Notes due 2003, 7 3/4% Notes due 2006 and 7 7/8% Notes due 2009 are hereinafter referred to as the "Old Notes" and the Company's 7 3/8% Series B Notes due 2003, 7 3/4% Series B Notes due 2006 and
7 7/8% Series B Notes due 2009 are hereinafter referred to as the "New Notes". The Old Notes were issued, and it is proposed that the New Notes be issued, under an Indenture (the "Indenture") dated as of May 15, 1999 among the Company, the Guarantor and The Bank of New York, as Trustee.

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

    Upon the basis of the foregoing and assuming the due authorization, execution and delivery of the Indenture by the parties thereto, we are of the opinion that (1) the New Notes, when authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be unenforceable and (2) the guarantee by the Guarantor of the Company's obligations under the New Notes, when the New Notes have been authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, and when such guarantee has been authorized and endorsed on the New Notes as provided in the Indenture, will be a valid and binding obligation of the Guarantor enforceable in accordance with its terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

    We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

    We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 filed by the Company and the Guarantor with the Securities and Exchange Commission relating to the Exchange Offer. We also consent to the reference to us under the caption "Validity of the Notes and the Guarantees" in the prospectus contained in such registration statement.

    This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                          Very truly yours,